Filed pursuant to 424(b)(3)
Registration No. 333-174533

LODGECAP, INC.
(FORMERLY KNOWN AS MEDICAL HOSPITALITY GROUP, INC.)
SUPPLEMENT NO. 4 DATED September 8, 2014
TO THE PROSPECTUS DATED July 11, 2013

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of LodgeCap, Inc., formerly known as Medical Hospitality Group, Inc., dated July 11, 2013, as supplemented by Supplement no. 1 dated September 18, 2013, Supplement no. 2 dated December 11, 2013 and Supplement no. 3 dated January 11, 2014 (the “Prospectus”), and should be read in conjunction with the Prospectus. This Supplement No. 4 supplements, modifies or supersedes certain information contained in our Prospectus. This Supplement No. 4 must be read in conjunction with our Prospectus. Unless otherwise indicated, the information contained herein is current as of the filing date of the prospectus supplement in which the Company initially disclosed such information. This Supplement No. 4 will be delivered with the Prospectus.

Name Change

On August 21, 2014, the Board of Directors and the stockholders of Medical Hospitality Group, Inc. (the “Company”) unanimously voted to amend the Company’s Articles of Incorporation to change the Company’s name from “Medical Hospitality Group, Inc.” to “LodgeCap, Inc.” The name change was effected by the filing of Articles of Amendment with the Secretary of State of Maryland on August 28, 2014.

Please note that any references in the Prospectus to “Medical Hospitality Group, Inc.,” “we,” “us,” “our,” or similar references now refer specifically to “LodgeCap, Inc.” The rights, preferences and privileges of stockholders holding existing certificated shares will be the same as holders of certificated shares evidencing the new name, “LodgeCap, Inc.”

The date of this Supplement is September 8, 2014